[LETTERHEAD OF FRB WEBER SHANDWICK]

FOR IMMEDIATE RELEASE

June 27, 2003

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES FOURTH

QUARTER AND FULL YEAR FISCAL 2003 RESULTS

HIGHLIGHTS:

•	Revenue growth of 12.5 percent in the fourth quarter and 9.9 percent for the year
•	Same store sales flat or improved over third quarter results in all divisions, with KFC up 9.9 percent and Sizzler Australia up 4.0 percent over the prior year
•	Fully diluted EPS of $0.06 per share for the fourth quarter brings full year to $0.26 per share, an increase of 62.5 percent over the prior year
•	Pat & Oscar’s® opened four restaurants during the quarter and met fiscal 2003 target of six new restaurants openings

SHERMAN OAKS, Calif.—June 27, 2003—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today reported financial results for the fourth quarter and fiscal year ended April 30, 2003.

For the fourth quarter, the Company reported revenues of $71.5 million, an increase of 12.5 percent over the $63.6 million in the comparable period in fiscal 2002. Net income for the fourth quarter was $1.8 million, or $0.06 per diluted share, compared to net income of $2.1 million, or $0.08 per diluted share, in the same period a year ago. Softness in domestic sales was offset by the expansion of Pat & Oscar’s and strong same store sales growth at Sizzler Australia and KFC. A 14.6 percent increase in the Australian dollar exchange rate also contributed $4.5 million to fourth quarter revenue. Net income for the quarter was adversely impacted by pre-opening expense related to four Pat & Oscar’s openings during the quarter, and legal and other costs associated with the Company’s successful defense in a civil action.

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FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

For the fiscal year ended April 30, 2003, the Company reported revenues of $293.5 million, an increase of 9.9 percent, or $26.3 million, over revenues of $267.2 million in fiscal 2002. Net income for the year increased by 64.3 percent to $7.4 million, or $0.26 per diluted share, from $4.5 million, or $0.16 per diluted share, in the prior year.

Revenue Growth Continues

The Company’s 12.5 percent increase in revenue in the fourth quarter reflected an aggregate 2.6 percent increase in same store sales across all Company-owned restaurants. Same store sales growth of 9.9 percent at KFC and 4.0 percent at Sizzler Australia were offset by declines of 3.5 percent for Sizzler USA and 3.1 percent for Pat & Oscar’s.

“Our international operations have clearly hit upon a winning combination of quality, value and strong marketing, and it has enabled our Australian Sizzler’s and KFC’s to post seven and eight consecutive quarters, respectively, of same store sales growth,” said Charles Boppell, President and Chief Executive Officer of Worldwide Restaurant Concepts. “Domestically, we’ve faced a tougher economic environment and greater impact from the war in Iraq. This was particularly noticeable at Pat & Oscar’s, where San Diego area restaurants were affected by troop deployments. To address the softness in domestic Sizzler sales, we’ve completed extensive brand research. The research validated our belief that our guests are looking for quality and value. To reinforce this message, Sizzler will launch a new marketing campaign and tag line as part of its upcoming July promotion.”

Continued Progress On Strategic Initiatives

With the opening of four Pat & Oscar’s this quarter, the Company achieved its goal of opening five to six restaurants in its 2003 fiscal year. “We achieved a 40 percent increase in our unit count this year and we expect to continue to add units at a pace of 30 to 40 percent during our current 2004 fiscal year,” commented Mr. Boppell. “We continued to execute our strategy of building out existing markets. This quarter, we opened our second and third new restaurants in Los Angeles County, and expanded in the Inland Empire market. Although sales have been slower to build than we expected, the awards that we recently received reinforce our belief that we have the right concept for today’s quick-casual market,” concluded Mr. Boppell. Pat & Oscar’s recently received the Gold Medallion Award for Family Dining from the San Diego chapter of the California Restaurant Association and was ranked second out of 119 casual dining concepts in a nationwide consumer study.

The Company continued to invest in the Sizzler® brand by completing one additional exterior remodel during the quarter. Based on the ongoing results from the two Northern California restaurants that received complete interior and exterior remodels earlier this year, Sizzler USA is finalizing its site selection for the roll-out of three more complete remodels. Construction is expected to begin in the first quarter. “As part of our site review process, we’ve evaluated our overall geographic market presence,” said Mr. Boppell. “With only 11 Company-owned restaurants in the New York market, and with several of those operating with very short leases, we’ve made the determination that this market would be more effectively operated as a franchise market. As a result, we anticipate transitioning this market to new and existing franchisees within the next year. As part of this geographic re-alignment, we will be reviewing opportunities to increase our concentration of Company-operated locations in our core California markets.”

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Worldwide Restaurant Concepts, Inc.

Release Of Valuation Allowance

The Company released $1.6 million of income tax valuation allowance during the fourth quarter. The allowance offsets a $1.6 million deferred tax asset related to net operating losses generated in prior years. Accounting principles generally accepted in the United States require that a valuation allowance be reversed when it becomes “more likely than not” that the Company will generate future taxable income sufficient to utilize the deferred tax assets. The Company previously released $0.5 million of allowance in the first quarter of fiscal 2003 and $0.8 million in the fourth quarter of fiscal 2002.

Investor Conference Call

Worldwide Restaurant Concepts will be holding an investor conference call today at 11:00 a.m. EDT to discuss the Company’s financial and operational results. Investors will have the opportunity to listen to the conference call over the Internet at www.wrconcepts.com or www.companyboardroom.com. To listen to the live call, please go to either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay, also at www.wrconcepts.com and www.companyboardroom.com, will be available shortly after the call.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 317 Sizzler® restaurants worldwide, 110 KFC® restaurants primarily located in Queensland, Australia, and 21 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

The Company uses a fifty-two, fifty-three week fiscal year ending on the Sunday nearest to April 30. Fiscal years 2002 and 2003 were fifty-two week years ending on April 28, 2002 and April 27, 2003, respectively. For clarity of presentation, the Company has described all periods presented as if the year ended April 30.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These statements may include but are not limited to statements regarding: (i) continuing growth in revenues and earnings; (ii) commencement of construction on three additional remodels at Sizzler USA; (iii) the opening of new Pat & Oscar’s restaurants at a pace of 30 to 40 percent unit growth in fiscal 2004; and (iv) the transitioning of Company-owned Sizzler locations in New York to franchisees.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the Company’s ability to implement its strategic plan and manage its costs and expenses; (b) the ability to design marketing and product initiatives resulting in same store sales growth; (c) the availability of capital to upgrade the facilities at its domestic Sizzler® locations and build new Pat & Oscar’s restaurants; (d) Pat & Oscar’s ability to acquire a sufficient number of suitable sites to increase restaurant count by 30 to 40 percent during fiscal 2004; (e) the Company’s ability to identify new and existing franchisees to purchase New York area restaurants; (f) economic conditions, both generally and as they affect the restaurant industry in

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Worldwide Restaurant Concepts, Inc.

particular; and (g) other risks as detailed from time to time in the Company’s SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

[tables to follow]

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Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR TWELVE WEEKS ENDED APRIL 30, 2003 AND APRIL 30, 2002

(In thousands, except per share data)

	April 30, 2003	April 30, 2002
Revenues
Restaurant sales	$69,603	$61,565
Franchise revenues	1,893	2,014

Total revenues	71,496	63,579

Costs and Expenses
Cost of sales	22,931	20,688
Labor and related expenses	19,582	17,184
Other operating expenses (including asset write downs of $1,236 in 2003 and $1,287 in 2002)	17,921	15,424
Depreciation and amortization	2,683	2,109
General and administrative expenses	6,149	6,308

Total operating costs	69,266	61,713

Operating income	2,230	1,866

Interest expense	627	817
Investment income	17	181
Other income	—	90

Income before provision for income taxes and minority interest	1,620	1,320
Minority interest	18	—

Income before provision for income taxes	1,638	1,320
Benefit from income taxes	(204)	(768)

Net income	$1,842	$2,088

Basic earnings per share	$0.07	$0.08

Diluted earnings per share	$0.06	$0.08

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Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE FIFTY TWO WEEKS ENDED APRIL 30, 2003 AND APRIL 30, 2002

(In thousands, except per share data)

	April 30, 2003	April 30, 2002
Revenues
Restaurant sales	$285,305	$258,770
Franchise revenues	8,223	8,417

Total revenues	293,528	267,187

Costs and Expenses
Cost of sales	96,083	87,959
Labor and related expenses	79,825	73,476
Other operating expenses (including asset write downs of $1,661 in 2003 and $1,287 in 2002)	71,141	64,369
Depreciation and amortization	10,192	9,377
General and administrative expenses	24,389	24,583

Total operating costs	281,630	259,764

Operating income	11,898	7,423

Interest expense	3,211	3,616
Investment income	630	820
Other income	—	502

Income before provision for income taxes and minority interest	9,317	5,129
Minority interest	18	—

Income before provision for income taxes	9,335	5,129
Provision for income taxes	1,976	649

Net income	$7,359	$4,480

Basic earnings per share	$0.27	$0.16

Diluted earnings per share	$0.26	$0.16

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Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30, 2003	April 30, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$26,303	$25,943
Restricted cash	2,050	2,096
Receivables, net of an allowance of $695 at April 30, 2003 and $814 at April 30, 2002	2,560	2,101
Inventories	4,448	4,367
Deferred income tax asset	2,382	2,191
Prepaid expenses and other current assets	2,205	1,686
Assets related to restaurants held for sale	4,026	—

Total current assets	43,974	38,384

Property and equipment, at cost
Land	4,922	5,701
Buildings and leasehold improvements	78,793	80,987
Equipment	67,750	60,441
Construction in progress	1,190	1,215

	152,655	148,344
Less—Accumulated depreciation and amortization	(87,107)	(87,010)

Total property and equipment, net	65,548	61,334

Property held for sale, net	2,450	2,632
Long-term notes receivable (including $200 of related party receivables at April 30, 2003 and April 30, 2002), net of an allowance of $3 at April 30, 2003 and April 30, 2002	828	974
Deferred income tax asset	9,985	7,198
Goodwill, net	23,636	20,940
Intangible assets, net of accumulated amortization of $799 at April 30, 2003 and $602 at April 30, 2002	2,162	2,031
Other assets	1,065	1,866

Total assets	$149,648	$135,359

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Worldwide Restaurant Concepts, Inc.

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	April 30, 2003	April 30, 2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6,844	$5,971
Accounts payable	13,603	11,304
Other current liabilities	22,775	16,383
Income taxes payable	3,009	2,669
Liabilities related to restaurants held for sale	1,369	—

Total current liabilities	47,600	36,327

Long-term debt, net of current portion	18,431	23,369
Deferred gains and revenues	9,715	8,737
Pension liability	13,326	11,725

Total liabilities	89,072	80,158

Minority interest	127	—

Stockholders’ Equity:
Capital stock—
Preferred, authorized 1,000,000 shares, $5 par value; no shares issued	—	—
Common, authorized 50,000,000 shares, $0.01 par value; issued and outstanding 29,232,469 and 27,232,469 shares and 29,205,491 and 27,205,491 shares at April 30, 2003 and April 30, 2002, respectively	292	292
Additional paid-in capital	280,001	279,904
Accumulated deficit	(205,207)	(212,566)
Treasury stock, 2,000,000 shares at April 30, 2003 and 2,000,000 shares at April 30, 2002, at cost	(4,135)	(4,135)
Accumulated other comprehensive loss	(10,502)	(8,294)

Total stockholders’ equity	60,449	55,201

Total liabilities and stockholders’ equity	$149,648	$135,359

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